Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 19, 2014, except for the effects of discontinued operations discussed in Note 10, as to which the date is March 12, 2015, relating to the consolidated financial statements of DDRM Properties LLC, which appears in Amendment No. 1 to DDR Corp.’s Annual Report on Form 10-K for the year ended December 31, 2014. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Cleveland, Ohio

June 18, 2015